UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(B) OR (G) OF THE

SECURITIES EXCHANGE ACT OF 1934

CRITEO S.A.

(Exact Name of Registrant as Specified in its Charter)

France	Not Applicable
(State of Incorporation or Organization)	(I.R.S. Employer Identification No.)

32, rue Blanche 75009 Paris - France	Not Applicable
(Address of principal executive offices)	(Zip code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of exchange on which each class is to be registered
American Depositary Shares, each representing one ordinary share, nominal value €0.025 per share	The NASDAQ Stock Market LLC

Ordinary shares, nominal value €0.025 per share*	The NASDAQ Stock Market LLC*

*	Not for trading, but only in connection with the registration of the American Depositary Shares.

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following. ☐

Securities Act registration statement number to which the form relates: 333-191223

Securities to be registered pursuant to Section 12(g) of the Act: None

Item 1.	Description of Registrant’s Securities to be Registered.

Criteo S.A. (the “Company”) hereby incorporates by reference (a) the description of its ordinary shares, nominal value €0.025 per share, to be registered hereunder contained under the heading “Description of Share Capital”, (b) the description of its American Depositary Shares, each representing one ordinary share, nominal value €0.025 per share to be registered hereunder contained under the heading “Description of American Depositary Shares” and (c) the information set forth under the headings “Material Income Tax Considerations” and “Limitations Affecting Shareholders of a French Company”, in each case, in the Company’s Registration Statement on Form F-1 (File No. 333-191223), as originally filed with the Securities and Exchange Commission (the “Commission”) on September 18, 2013, as subsequently amended (the “Registration Statement”), and in the prospectus included in the Registration Statement to be filed separately by the Company with the Commission pursuant to Rule 424(b) under the Securities Act of 1933, as amended, which information shall be deemed to be incorporated by reference herein.

Item 2.	Exhibits.

Pursuant to the Instructions as to Exhibits with respect to Form 8-A, no exhibits are required to be filed because no other securities of the Company are registered on The Nasdaq Stock Market LLC and the securities registered hereby are not being registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Company has caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

CRITEO S.A.

Date: October 25, 2013	By:	/s/ Jean-Baptiste Rudelle
		Name:	Jean-Baptiste Rudelle
		Title:	Chief Executive Officer